Exhibit 10.1

Far Eastern International Bank Approval Notice

I.	Credit Type and Facility

Short-term comprehensive credit line NTD 80,000,000 only (or equivalent foreign currency), including the following types and their respective limits:

A.	Short-term loan NTD 80,000,000 only
B.	Commercial paper guarantee NTD 80,000,000 only
C.	Import financing NTD 80,000,000 only (or equivalent foreign currency)
D.	Export financing NTD 80,000,000 only (or equivalent foreign currency)

II.	Credit Period
1.	The credit period will remain effective one (1) year from the signing date of this agreement. Utilization shall be made within one year after the signing date of the agreement; provided, that the signing of the agreement shall be made within 90 days after the date of approval [of the facility] and that first utilization shall be made within 90 days after the signing date of the agreement. The Bank is entitled to reject any request if the above deadline is not met.
2.	Each utilization shall be repaid within 180 days.

III.	Interest Rates and Service Fees
1.	Credit line establishment fee: 0.25% of the credit line; charged upon the first time of utilization.
2.	With respect to NTD, the interest will bear at a rate equal to the Bank’s published one-year fixed term time deposits rate plus 0.655% and calculated by a floating rate, with margin to be adjusted every three months and may be negotiated on a case-by-case basis based on the Bank’s funding status. (The current rate is 1.7%).
3.	With respect to US Dollars, interest rate shall be TAIFX3 for a period equal to the term of the utilization or the next longer tenor for which rates are quoted, plus 0.7% (tax cost may extra be charged), with margin to be adjusted every three months and may be negotiated on a case-by-case basis based on the Bank’s funding status. (The current three-month interest rate is 3.7%).
4.	Annual Guarantee Handling Fee: 0.8%; calculated according to the actual number of days; charged at the beginning of the period.
5.	With respect to the issuance of letters of credit, a period of three months is regarded as one term. The service fee for the first term is 0.1%. The service fee for the second term is halved.
6.	The interest of other foreign currencies may be negotiated on a case-by-case basis based on the Bank’s funding cost.

IV.	Utilization
1.	May be utilized on a revolving basis.
2.	For Section I. C (Import financing) and D (Export financing), loans will be fully issued and utilized when INVOICE or other related documents are provided.

V.	Repayment
1.	For Section I. A (Short-term loan), the interest is paid monthly and the principal shall be repaid upon maturity.
2.	For Section I. B (Guarantees of commercial promissory notes) shall be repaid upon maturity.
3.	For Section I. C (Import financing) and D (Export financing), the principal and interest shall be repaid upon maturity.

VI.	Line of Credit Promissory Note

The Borrower shall issue a promissory note in the amount of the facility extended hereunder and deliver same to the Bank.

VII.	Other Conditions
1.	The Borrower’s headquarters company, Prime World International Holdings., Ltd., shall provide a document to certify their consent on the loan request of the Borrower.
2.	The Borrower's parent company, Applied Optoelectronics, Inc., shall issue a Letter of Support.
3.	Other matters not mentioned herein shall be governed by the Bank's stipulations on credit granting.

To

Prime World International Holdings Ltd. Taiwan Branch

Far Eastern International Bank

March 15, 2019